United States

Securities and Exchange Commission

Washington D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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Brinker Capital Destinations Trust

(Name of Registrant as Specified in its Charter)

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BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS EQUITY INCOME FUND

January 31, 2019

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION
STATEMENT REGARDING RECENT SUB-ADVISER CHANGE

An Information Statement regarding a recent sub-adviser change related to the Destinations Equity Income Fund (the “Fund”), a series of Brinker Capital Destinations Trust (the “Trust”), is now available online for your review and information. We encourage you to access and review the Information Statement online, using the instructions included in this Notice.

At an in-person meeting held on December 5, 2018, the Board of Trustees of the Trust (the “Board”) approved the selection of NWQ Investment Management Company, LLC (“NWQ”) as a sub-adviser for the Destinations Equity Income Fund (the “Sub-Adviser”). Over the coming weeks, the new Sub-Adviser will be allocated assets within the Fund by Brinker Capital, Inc. (the “Adviser”), the Fund’s overall investment adviser. The Adviser will continuously monitor the new Sub-Adviser’s performance with respect to the allocated portion of the Fund’s assets, in addition to monitoring the Fund as a whole and the other sub-adviser. Information about the new Sub-Adviser was also included in a Supplement to the Trust’s Prospectus and Statement of Additional Information, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) at the beginning of December and mailed to shareholders shortly thereafter.

This Notice is being provided to you in lieu of a paper copy of the Information Statement, as permitted under the terms of an exemptive order granted to the Adviser and the Trust by the SEC.

This Notice presents only a brief overview of the changes – the online Information Statement provides more complete information. The Information Statement will be available on the Trust’s website at www.destinationsfunds.com for at least 90 days after you receive this Notice.

A paper copy of the full Information Statement or other Fund related information may be obtained, without charge, by calling (877) 771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

INFORMATION STATEMENT

BRINKER CAPITAL DESTINATIONS TRUST

1055 Westlakes Drive, Suite 250

Berwyn, Pennsylvania 19312

DESTINATIONS EQUITY INCOME FUND

January 31, 2019

Dear Shareholder,

This Information Statement is being made available to shareholders of the Destinations Equity Income Fund (the “Fund”), a portfolio of Brinker Capital Destinations Trust (the “Trust”), to notify shareholders of a recent portfolio management change for the Fund. The Trust operates pursuant to an order of exemption from the U.S. Securities and Exchange Commission issued on March 16, 2017 (the “SEC Order”) that permits Brinker Capital, Inc. (the “Adviser”), the investment adviser of the Fund, to enter into, change or terminate agreements with investment sub-advisers with the approval of the Trust’s Board of Trustees, but without obtaining Fund shareholder approval. As a condition of the SEC Order, the Adviser is required to make available to shareholders information about any new sub-adviser or new sub-advisory agreement and to notify Fund shareholders when the information becomes available.

We are not asking you for a proxy and you are not required to send us a proxy.

Please take a few minutes to review this Information Statement, and thank you for investing in the Fund.

Sincerely,

/s/ Jason B. Moore

President

Brinker Capital Destinations Trust

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DESTINATIONS EQUITY INCOME FUND

Appointment of the New Sub-Adviser

At a meeting of the Board of Trustees (the “Board”) of Brinker Capital Destinations Trust (the “Trust”) held on December 5, 2018 (the “Meeting”), Brinker Capital, Inc. (the “Adviser”) recommended and the Board, including all of the trustees who are not “interested persons” as defined in the Investment Company Act of 1940 (the “1940 Act”), approved NWQ Investment Management Company, LLC (“NWQ”) as a sub-adviser to the Destinations Equity Income Fund (the “Fund”).

Under the terms of the new sub-advisory agreement, NWQ makes investment decisions for the portion of the assets of the Fund allocated to it by the Adviser, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets.

Adviser’s Recommendation and the Board’s Consideration

The Adviser recommended NWQ as a sub-adviser because it believes that NWQ is suited to help the Fund meet its overall investment objectives. NWQ is a Los Angeles-based global value manager that has been in operation for more than 30 years and manages a broad platform of equity and fixed income strategies. NWQ seeks to provide high current income and long-term capital appreciation by investing in global equity and income-producing securities.

In considering NWQ, the Board received written and oral information from the Adviser and NWQ. The Board also met with representatives of the Adviser and NWQ and considered information provided by NWQ and the Adviser about NWQ’s portfolio managers, investment philosophies, strategies and processes, as well as other factors. In approving NWQ as a sub-adviser to the Fund, the Board evaluated the information provided by the Adviser and NWQ regarding: (i) the nature and quality of the services expected to be rendered to the Fund; (ii) the investment objective and policies of the Fund; (iii) the history, reputation, qualifications and background of NWQ’s personnel and NWQ’s financial condition; (iv) the performance record of NWQ; and (v) other factors deemed relevant. The Board also reviewed the fees to be paid by the Adviser to NWQ, including any benefits to be received by NWQ in connection with soft dollar arrangements or other than from its sub-advisory fees. The Board used the foregoing information, as well as other information it deemed relevant, in making its decision to approve NWQ as a sub-adviser to the Fund and reached the following conclusions:

Nature, Extent and Quality of Services.

The Board concluded, based on the information provided by the Adviser and NWQ, that the nature, extent and quality of the investment advisory services expected to be provided by NWQ were adequate and appropriate in light of the experience and the qualifications of NWQ and its investment personnel in providing portfolio management services to other similar investment portfolios and the performance history of those portfolios, NWQ’s portfolio management and research resources to be applied in managing the portion of the Fund’s assets allocated to it, how NWQ would complement the Fund’s existing sub-adviser, the adequacy and scope of NWQ’s compliance program and the Adviser’s recommendation to engage NWQ.

Investment Performance.

The Board discussed with representatives of the Adviser the investment strategy to be employed by NWQ in the management of its portion of the Fund’s assets. The Board noted the historical performance returns achieved by NWQ in managing investment mandates similar to the Fund’s investment mandate, with such performance compared to relevant indices and peer groups, and the Adviser’s experience and reputation in selecting, evaluating and overseeing investment advisers.

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Sub-Advisory Fee, Expense Ratio and Economies of Scale.

The Board reviewed and considered the proposed sub-advisory fee that, under terms of the sub-advisory agreement, would be payable by the Adviser to NWQ, and, thus, should not directly impact the overall fees paid by the Fund. The Board concluded, with respect to NWQ, that the proposed fee payable to NWQ by the Adviser with respect to the Fund assets allocated to NWQ was reasonable and appropriate. The Board recognized that, because NWQ’s fee would be paid by the Adviser, and not the Fund, an analysis of profitability was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. The Board received and considered a profitability analysis of the Adviser with respect to the addition of NWQ as an additional sub-adviser for the Fund and determined that the Adviser’s profitability was not excessive in light of the nature, extent and quality of the services to be provided to the Fund by the Adviser and NWQ, noting in particular the existence of an ongoing contractual fee waiver that limits the total amount of advisory fees capable of being retained by the Adviser to 39 basis points of the Fund’s assets. Similarly, the Board recognized that, because NWQ’s fee would be paid by the Adviser, and not the Fund, an analysis of economies of scale with respect to NWQ was more appropriate in the context of the Board’s consideration of the management agreement between the Trust and the Adviser. Accordingly, consideration of economies of scale with respect to NWQ was not considered relevant to the Board’s determination to approve the sub-advisory agreement with NWQ. The Board also concluded that any other benefits that could be expected to accrue to NWQ by virtue of its relationship with the Fund were reasonable.

Other Considerations.

After full consideration of the factors discussed above, with no single factor identified as being of paramount importance, the Board, with the advice of Fund counsel, resolved to approve the sub-advisory agreement with NWQ, having determined that such agreement would be in the best interests of the Fund.

Following the Board’s approval, the Adviser entered into a sub-advisory agreement with NWQ, whereby NWQ began managing the assets of the Fund allocated to it by the Adviser on December 17, 2018. The Adviser determined that the target percentage of the Fund’s assets to be allocated to NWQ would be approximately 30 percent.

The New Sub-Advisory Agreement

The terms of the new sub-advisory agreement with NWQ are substantially similar to the terms of the agreement with the other sub-adviser to the Fund, except for the sub-advisory fee rate payable by the Adviser to NWQ.

Under the new sub-advisory agreement, NWQ makes all investment decisions for the portion of the Fund’s assets allocated to it, and continuously reviews, supervises and administers the Fund’s investment program with respect to those assets. NWQ discharges its responsibilities under the new sub-advisory agreement subject to the supervision of the Adviser and the Board, and has agreed to do so in a manner consistent with the Fund’s investment objective, policies and limitations. The new sub-advisory agreement is dated December 5, 2018, and has an initial term ending December 5, 2020. Thereafter, continuance of the new sub-advisory agreement requires the annual approval of the Board, including a majority of the trustees who are not “interested persons,” as defined in the 1940 Act.

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For its services to the Fund under the sub-advisory agreement, NWQ receives a sub-advisory fee based on the average daily net asset value of the assets of the Fund allocated to NWQ. As a result of the addition of NWQ as a sub-adviser to the Fund, the total sub-advisory fees paid by the Adviser with respect to the Fund decreased by two basis points from 30 basis points to 28 basis points and the portion of the total advisory fee retained by the Adviser remained equal to 39 basis points, limited by a contractual fee waiver that shall remain in effect until at least June 30, 2019.

Additional Information about NWQ

NWQ is located at 2049 Century Park East, 16th Floor, Los Angeles, CA 90067. NWQ is registered with the SEC as an investment adviser. NWQ is an indirect operating subsidiary of Nuveen, LLC ("Nuveen"). Nuveen is an indirect separate operating subsidiary of Teachers Insurance and Annuity Association of America (TIAA), a financial services provider.

Listed below are the names and principal occupations of the senior personnel of NWQ responsible for the day-to-day management of the Fund’s assets allocated to NWQ. The principal business address of each person, as it relates to his duties at NWQ, is the same as that of NWQ.

Name	Title
James T. Stephenson, CFA	Managing Director, Portfolio Manager & Equity Analyst
Thomas J. Ray, CFA	Managing Director, Co-Head of Fixed Income, Portfolio Manager/Analyst

Comparable Funds

NWQ currently manages the assets of other investment companies or accounts having similar investment objectives and strategies as the Destinations Equity Income Fund.

Payments of Commissions to Affiliated Brokers

For the fiscal period from March 20, 2017 to February 28, 2018, the Fund did not pay brokerage commissions to affiliated brokers.

Purchases of NWQ’S Securities by the Trustees

Since February 28, 2018, no trustee of the Trust has purchased or sold any securities of the current or former parent entities of NWQ.

OTHER INFORMATION

Adviser

Brinker Capital, Inc. serves as Adviser of the Fund and is located at 1055 Westlakes Drive, Suite 250, Berwyn, Pennsylvania, 19312.

Distributor

The Trust’s distributor, Foreside Fund Services, LLC, is located at Three Canal Plaza, Suite 100, Portland, Maine 04101.

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Administrator

Brown Brothers Harriman & Co. serves as the administrator to the Fund and is located at 50 Post Office Square, Boston, Massachusetts, 02110.

Householding

To the extent you have requested a paper copy of this Information Statement, only one copy will be mailed to a single household, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. To make any changes to your householding arrangement, please contact the Fund by calling 1-877-771-7979 or by writing to the Fund at Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201.

Annual/Semi-Annual Reports

Shareholders can obtain a copy of the Trust’s most recent Annual Report and Semi-Annual Report on the same website on which this Information Statement is available, or by calling 1-877-771-7979 or by writing to the Brinker Capital Destinations Funds, P.O. Box 2175, Milwaukee, WI 53201. Paper copies of such reports will be provided free of charge.

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